Exhibit 10.1

Cascade Natural Gas Corporation

Cascade Incentive Plan

2007

Cascade Natural Gas Corporation (“Company”) has an incentive plan designed to reward non-bargaining unit employees for outstanding, company performance. The objectives of this plan are to:

•                  Reward for Company performance

•                  Shift to a performance-based, financially-driven organization

•                  Emphasize performance in critical areas such as safety and customer satisfaction

•                  Establish a link between pay and Company performance

•                  Establish a profitable customer focus

•                  Encourage team building

•                  Link to Company’s objectives

•                  Attract, retain and motivate teams and employees

•                  Motivate higher levels of performance

•                  Focus employees on Company direction (in their actions)

CASCADE INCENTIVE PLAN

The purpose of the plan is to provide a financial incentive for non-bargaining unit employees to perform at high levels, both with regard to non-financial and financial measures.  All non-bargaining unit employees in the Company are eligible to participate in this plan.

Plan Funding

The threshold for establishing funding for the plan is based on two factors:  1) Earnings per share (EPS) of $1.20 (NOTE: This EPS target was devised assuming a rate case outcome of the stipulated settlement and an implementation of 1/1/07.  In the event the ultimate rate case outcome is less than the stipulated settlement or the implementation is later than 1/1/07, the Governance, Nominating and Compensation Committee of the Board of Directors of Cascade may elect to alter the EBT target.  The assumed average tax rate is 36.5%.  In addition, the EPS and determination of plan funding does not include the impact of merger-related expenses); and 2) the Company comes in below its capital budget target of $24.3MM.  Once the threshold is attained, any additional earnings are shared with 50% going to the incentive plan and 50% going to shareholders (retained earnings).  Funding for incentive plans shall go to this incentive plan first and the 401(k) Profit Sharing Plan and incentive plan once the midpoint payout is attained in the incentive plan.  Funding shall also include Company contributions to the 401(k) and payroll taxes that occur due to payouts of the incentive plan.

Funding for Non-financial measures — Funding for non-financial measures at mid-point award levels will be 30% of the total potential mid-point payout.  All funding for the incentive plan up to 30% of the total potential mid-point payout will be used for payouts for achievement of non-financial measures.

Funding for Financial measures — Funding for performance for financial measures begins after the payout for non-financial measures is funded.  (Above 30% of total potential mid-point payout.)

Non-Financial Performance Measures

Payouts for performance in non-financial measures shall be based on the following measures:

1.               Safety (15%) The safety measure is based on three separate measurements each worth 5%.  They are the recordable injury rate, locate accuracy rate and vehicle accident rate.  Each measurement will have a threshold requirement.

2.               Customer Satisfaction (15%) Customer satisfaction is determined by customer’s responses to the annual customer satisfaction survey performed the end of the fiscal year.

Other non-financial measures may be tracked, and may be critical to overall company performance, but will not be factored into any payouts achieved under the plan.

Award Potentials

Employees participating in the plan are eligible for an incentive payout. The payout is calculated as a percentage of the employee’s base pay and is dependent upon the achievement of the incentive plan goals and Company performance. The details of this target payout are described below:

•                  The incentive payout at midpoint performance varies depending on level in the Company.

•                  The plan outlines three levels of performance:

•                  Threshold: represents the minimum acceptable level of performance for the measure; funding for the plan begins at the threshold level.

•                  Plan Mid Point: represents the level of performance that generates an incentive payout of 100% of plan mid point.

•                  Outstanding: represents the maximum level of performance for the measure; this level of performance generates an incentive payout of 200% of target.

•                  The level of achievement in the earnings per share measure will determine the funding level of the plan.  Payouts cannot exceed the funding pool.

Timing of Payout

Awards will be paid out annually based upon the fiscal year results. Payments will be made to employees by December 1st, 2007.  Notwithstanding anything to the contrary contained herein, should the Company consummate the merger with MDU Resources Group, Inc. prior to the end of fiscal 2007, (i) the cumulative amount of calculated incentive as of the latest closed financial month prior to that date will be construed as earned once approved by the Company’s Board of Directors; (ii) any non-financial incentives calculated based upon the latest information available and prorated for the amount of the fiscal year completed will be construed as earned once approved by the Company’s Board of Directors; and (iii) for the period relating to the end of the last closed financial month prior to the merger (in the case of the calculated incentive) and the date any non-financial incentive was approved by the Board (in the case of the non-financial incentives) until the end of the fiscal year, MDU will make the decisions on the amount of additional incentive to accrue in accordance with this plan, but in no event will any incentives previously approved by the Company’s Board of Directors as set forth above be reduced or the payment thereof be delayed.

Eligibility

Employee’s performance must meet expectations for their job and they must be an “employee in good standing.”  An employee in good standing is defined as not having received any discipline at the written warning level or above from the inception of the plan until payout.

All awards will be pro-rated based on the length of service in that plan year.  Employees must have a minimum of three months of service with the Company in order to be eligible to participate in the plan.

Base Pay Definition

For the purposes of calculating incentive awards, earned base pay and actual overtime earnings will be used for non-exempt employees and earned annual base pay will be used for exempt employees. Base pay calculations do not included bonuses, merit awards, incentive earnings or other pay that would be reflected in W-2 earnings.  In the event a payout occurs due to consummation of the merger, base pay will be annualized pay plus any actual overtime earnings.

Benefits

Incentive pay is included in the definition of pay for the purpose of matching and employer contributions in the 401(k).

Terminations

Individuals must be employed at the end of the fiscal year or at the time the merger with MDU is consummated, whichever is earlier, in order to be eligible to receive a payout; provided that if an employment agreement with a particular employee states otherwise, such employment agreement will supersede the foregoing. Pro-rated awards will be paid to those who terminate due to retirement, disability or death.

The Company reserves the right to alter, amend or cancel this program at any time.

Cascade Natural Gas Corporation

401(k) Profit Sharing Plan

2007

Cascade Natural Gas Corporation (“Company”) has a 401(k) profit sharing plan designed to reward employees for outstanding Company performance and help fund their retirement.  All non-bargaining unit employees in the Company are eligible to participate in this plan.  Plan funding is described below.  Payouts at midpoint are 4% for all non-bargaining unit employees.

Plan Funding

The 401(k) Profit Sharing Plan is funded consistent with the Cascade Incentive Plan for 2007.

The threshold for initial funding for the Cascade Incentive Plan is based on two factors:  1) Earnings per share are greater than $1.20; and 2) the Company comes in below its $24.3MM capital budget.  Once the threshold is attained, any additional earnings are shared with 50% going to the incentive plan and 50% going to shareholders (retained earnings).   Funding for incentive plans shall go to both the Cascade Incentive Plan and the 401(k) Profit Sharing Plan once the midpoint funding of the incentive plan is achieved.

401(k) Profit Sharing
Threshold	Midpoint of the Cascade Incentive Plan
Mid-point	Level where midpoint payouts are funded
Maximum	Level where 2X midpoint payouts are funded

Base Pay Definition

For the purposes of calculating incentive awards, earned base pay and actual overtime earnings will be used for non-exempt employees and earned annual base pay will be used for exempt employees. Base pay calculations do not include bonuses, merit awards, incentive earnings or other pay that would be reflected in W-2 earnings.

Plan Limitations

Notwithstanding anything to the contrary contained in the 401(k) Profit Sharing Plan for 2007 or the Cascade Incentive Plan for 2007, in the event an employee is precluded from all of a portion of their 401(k) profit sharing payment due to plan or regulatory limitations, the amount that exceeds the plan limits be paid in cash to the employee.

Terminations

Individuals must be employed at the end of the calendar year or at the time the merger with MDU is consummated, whichever, is earlier, in order to be eligible to receive a payout. Pro-rated awards will be paid to those who terminate due to retirement, disability or death.

The Company reserves the right to alter, amend or cancel this program at any time.